Exhibit 5
NYNEX Corporation
1095 Avenue of the Americas
New York, New York 10036
(212) 395-1063

Morrison DeS. Webb
Executive Vice President and General Counsel

                                                     NYNEX Logo

                                                  April 18, 1996


NYNEX Corporation
1095 Avenue of the Americas
New York, New York  10036

Dear Sirs:

     In connection with the proposed filing by NYNEX Corporation (the "Company") under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 ("Registration Statement") relating to the registration of 10,500,000 additional shares of the Company's Common Stock (the "Shares") which may be purchased under the Company's 1992 Management Stock Option Plan
(the "Plan"), I am of the opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2. The Plan has been duly adopted and issuance of the Shares has been duly authorized by the Company by appropriate corporate action.

     3. Upon issuance of the Shares and payment therefor in accordance with (a) the Plan and (b) the resolutions of the Board of Directors and stockholders of the Company relating to the Plan and the offer and sale of the Shares, the Shares will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing with the Securities and Exchange Commission of this Opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Interests of Named Experts and Counsel."

                                        Very truly yours,


                                        s/Morrison DeS. Webb
                                        MORRISON DeS. WEBB
                                        Executive Vice President
                                        and General Counsel